Exhibit 3.1(a)

CERTIFICATE OF INCORPORATION

OF

TECHPOINT REINCORPORATION SUB, INC.

ARTICLE I

The name of the company is Techpoint Reincorporation Sub, Inc. (the “Company”).

ARTICLE II

The address of the registered office of the Company in the State of Delaware is 3500 South Dupont Highway, Dover, DE 19901, County of Kent. The name of the registered agent at such address is Incorporating Services, Ltd.

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

A. The total number of shares of capital stock that the Company is authorized to issue is 32,160,000 shares, consisting of 20,500,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”), and 11,660,000 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”).

B. The Preferred Stock shall be divided into series. The first series shall consist of 4,660,000 shares and shall be designated “Series Seed Preferred Stock.” The second series shall consist of 4,500,000 shares and shall be designated “Series A Preferred Stock.” The third series shall consist of 2,500,000 shares and shall be designated “Series B Preferred Stock.”

C. The designations, powers, preferences, and relative participating, optional and other special rights and the qualifications, limitations and restrictions of the Preferred Stock shall be as follows:

1. Dividends. All dividends shall be declared pro rata on the Common Stock and the Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders. For this purpose, each holder of shares of Preferred Stock is to be treated as holding the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Preferred Stock held by such holder.

2. Liquidation Preference.

(a) In the event of a Liquidation Event (as defined in Section C.2(c) hereof), whether voluntary or involuntary, the holders of Preferred Stock shall be entitled to receive, on a pari passu basis, prior and in preference to any distribution of any of the proceeds of such Liquidation Event to the holders of Common Stock by reason of their ownership thereof, an amount equal to the greater of: (1) the applicable Original Issue Price for such series of Preferred Stock, plus all declared but unpaid dividends, on each share of the Preferred Stock held by them, or (2) such amount per share as would have been payable had all shares of such series of Preferred Stock been converted into Common Stock pursuant to Section C.5 immediately prior to such Liquidation Event. If, upon the occurrence of such Liquidation Event, the proceeds thus distributed among the holders of Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire proceeds legally available for distribution shall be distributed ratably among the holders of Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive. For purposes of this Certificate of Incorporation (the “Certificate”), the “Original Issue Price” shall mean $0.25 per share of Series Seed Preferred Stock, $1.00 per share of Series A Preferred Stock, and $2.00 per share of Series B Preferred Stock, each as adjusted for any stock dividends, stock splits, stock combinations, recapitalizations or similar events with respect to such shares.

(b) After payment to the holders of Preferred Stock of the preferential amounts required by Section C.2(a) hereof, all remaining proceeds legally available for distribution to stockholders of the Company shall be distributed pro rata among the holders of Preferred Stock and Common Stock based on the number of shares of Common Stock then held by them (assuming full conversion of all of the Preferred Stock) until, with respect to each series of Preferred Stock, the holders thereof have received two times the Original Issue Price applicable to such series of Preferred Stock (the “Participation Cap”), each as adjusted for any stock dividends, stock splits, stock combinations, recapitalizations or similar events with respect to such shares, and shall include any amounts paid pursuant to Section C.2(a) hereof.

(c) For purposes of this Section C.2, a “Liquidation Event” shall mean (i) a liquidation, dissolution or winding up of the Company; (ii) an acquisition of the Company by another person or entity by means of any transaction or series of related transactions to which the Company or a subsidiary is a party (including, without limitation, a merger, consolidation or other corporate reorganization), other than an acquisition in which the shares of capital stock held by stockholders of the Company immediately prior to such acquisition continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately after such acquisition and by virtue of the acquisition, a majority of the total outstanding voting power of the surviving or acquiring person or entity; provided that, for purposes of this Section C.2, all shares of Common Stock issuable upon (1) the exercise of Options (as defined below) or (2) conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation, and if applicable, deemed to be converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged; or (iii) a sale, lease, exclusive license (unless granted in the ordinary course of business) or other disposition of all or substantially all of the assets of the Company, except where such sale, lease, exclusive license or other disposition is to a wholly owned subsidiary of the Company. Notwithstanding the foregoing sentence, a transaction shall not constitute a Liquidation Event if the primary purpose is to change the jurisdiction of the Company’s incorporation, create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction or engage in a bona fide equity financing transaction. The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the affirmative vote or written consent of the holders of a majority of the outstanding shares of Preferred Stock, voting as a single class on an as-converted basis.

(d) If the proceeds to be received by the Company or its stockholders are other than cash, the value of such proceeds shall be their fair market value as determined in good faith by the Board; provided, however, that any securities shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability covered by subsection (ii) below:

(A) If traded on a national securities exchange or a national quotation system, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the ten (10) trading-day period ending three (3) trading days prior to the closing of such transaction;

(B) If actively traded over the counter, the value shall be deemed to be the average of the closing bid prices over the ten (10) trading-day period ending three (3) trading days prior to the closing of such transaction;

(C) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board; and

(D) For the purposes of this Section C.2(d), “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (1) for securities traded primarily on the New York Stock Exchange or the Nasdaq Stock Market, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day, and (2) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Section C.2(d)(i) to reflect the approximate fair market value thereof, as determined in good faith by the Board.

(iii) The foregoing methods for valuing non-cash proceeds to be distributed in connection with a Liquidation Event shall, with the appropriate approval of the definitive agreements governing such Liquidation Event by the Board and the stockholders of the Company under the DGCL and the Certificate, be superseded and governed by the determination of such value as set forth in the definitive agreements governing such Liquidation Event.

(e) Allocation of Escrow. In the event of a Liquidation Event pursuant to Section C.2(c)(2) in which the Company is a party to an acquisition, if any portion of the consideration payable to the stockholders of the Company is placed into escrow, the merger agreement shall provide that such consideration shall be allocated pro rata among the holders of capital stock of the Company in proportion to the total consideration otherwise payable to each stockholder.

3. Redemption. The shares of Preferred Stock shall not be redeemable at the option of the holders thereof.

4. Voting Rights.

(a) General Voting Rights. Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted on the record date for the vote or consent of stockholders and, except as otherwise required by law or this Certificate, shall have voting rights and powers equal to the voting rights and powers of the Common Stock. Each holder of shares of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company and shall vote with holders of the Common Stock upon the election of directors and upon any other matter submitted to a vote of stockholders, except as to those matters required by law or this Certificate to be submitted to a class vote. Fractional votes by the holders of Preferred Stock shall not, however, be permitted, and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b) Voting for Directors.

(i) The holders of a majority of the outstanding shares of Series B Preferred Stock, voting as a separate class, shall be entitled to elect one member of the Board (the “Series B Director”). The holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class, shall be entitled to elect one member of the Board (the “Series A Director”). The holders of a majority of the outstanding shares of Common Stock, voting as a separate class, shall be entitled to elect two members of the Board (the “Common Directors”). The holders of a majority of the outstanding shares of Preferred Stock and Common Stock, voting together as a single class and on an as-converted basis, shall be entitled to elect any remaining members of the Board (the “Joint Directors”). At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.

(ii) The Series B Director may be removed from the Board, either with or without cause, only by the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series B Preferred Stock, voting as a separate class. The Series A Director may be removed from the Board, either with or without cause, only by the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series B Preferred Stock, voting as a separate class. The Common Directors may be removed from the Board, either with or without cause, only by the affirmative vote or written consent of the holders of a majority of the outstanding shares of Common Stock, voting as a separate class. The Joint Directors may be removed from the Board, either with or without cause, only by the affirmative vote or written consent of the holders of a majority of the outstanding shares of Preferred Stock and Common Stock, voting together as a single class and on an as-converted basis.

(iii) In the event of a vacancy in any directorship with respect to which the holders of a class or series are entitled to elect the director pursuant to subsection (i) above, such vacancy shall be filled only by the affirmative vote or written consent of the holders of a majority of the outstanding shares of such class or series or by any remaining director or directors elected by the holders of such class or series. If the holders of shares of a class or series entitled to elect directors pursuant to subsection (i) above fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, then any directorship not so filled shall remain vacant until such time as the holders of such class or series elect a person or persons to fill such directorships in the manner provided in this Section C.4(b).

5. Conversion. The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right To Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Company or any transfer or other agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for such series of Preferred Stock by the conversion price for such series of Preferred Stock (the “Conversion Price”) in effect on the date the certificate is surrendered for conversion. The Conversion Price for each series of Preferred Stock shall initially mean the Original Issue price for such series of Preferred Stock. Such initial Conversion Price and the rate at which shares of Preferred Stock may be converted into shares of Common Stock shall be subject to adjustment as set forth in this Section C.5.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price for such share upon the earlier of (i) the date, or the occurrence of an event, specified by the vote or written consent of holders of at least a majority of the shares of Preferred Stock then outstanding, voting as a single class on an as-converted basis, or (ii) the closing of the sale of the Company’s Common Stock (or securities representing an ownership interest in the Company’s Common Stock) to the public (either in the United States or outside of the United States) in an underwritten public offering, which offering includes shares of the Company’s Common Stock (and/or securities representing an ownership interest in the Company’s Common Stock) registered under the Securities Act of 1933, as amended (the “Securities Act”), other than a registration relating solely to a transaction under Rule 145 under the Securities Act (or any successor thereto) or to an employee benefit plan of the Company.

(c) Mechanics of Conversion.

(i) Except as provided in Section C.5(c)(ii) or C.5(c)(iii) hereof, before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer or other agent for such stock, and shall give written notice to the Company at such office of such holder’s election to convert the same and shall state therein the number of shares to be converted and the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(ii) If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act, the conversion may, at the option of any holder tendering shares of Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(iii) If the conversion is in connection with the automatic conversion provisions set forth in Section C.5(b)(i) hereof, such conversion shall be deemed to have been made on the conversion date specified in the stockholder vote or consent (automatically without any further action by the holder of such shares and whether or not the certificate representing such shares has been surrendered to the Company or its transfer or other agent), and the persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock on such date; provided, however, that until certificates for the shares of Preferred Stock that have been converted have been delivered to the Company or its transfer or other agent, the Company shall not be obligated to issue certificates representing the shares of Common Stock issuable upon such conversion.

(d) Adjustment of Conversion Price Upon Certain Diluting Issuances.

(i) Special Definitions. For purposes of this Section C.5(d), the following definitions apply:

(A) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (defined below).

(B) “Original Issue Date” shall mean the date on which a share of Preferred Stock is first issued.

(C) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(D) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section C.5(d)(iii) hereof, deemed to be issued) by the Company on or after the Original Issue Date, other than shares of Common Stock issued or deemed to be issued:

(1) upon conversion or exercise of convertible or exercisable securities outstanding as of the date hereof, or that are subsequently issued and which qualify for an exemption from the definition of Additional Shares at the time of such securities’ issuance;

(2) to employees, directors or officers of, or consultants or advisors to, the Company pursuant to stock grants, stock option, stock bonus, stock purchase or other employee incentive programs, plans or agreements approved by the Board;

(3) in connection with bona fide acquisitions of other businesses or technologies by the Company by merger, consolidation, acquisition of stock or assets or otherwise, provided that such transaction is approved by the Board;

(4) upon exercise of warrants or other securities or rights pursuant to equipment lease financings, bank credit arrangements or strategic partnership approved by the Board;

(5) in connection with an underwritten public offering registered under the Securities Act pursuant to which all outstanding shares of Preferred Stock are automatically converted into Common Stock pursuant to Section C.5(b) hereof or upon exercise of warrants or rights granted to underwriters in connection with such a public offering;

(6) in connection with an event for which adjustment of the Conversion Price is made pursuant to Sections C.5(e);

(7) in a transaction that the holders of a majority of outstanding shares of Preferred Stock, voting as a single class on an as-converted basis, elect in writing to exclude from the definition of Additional Shares of Common Stock, which election may be applied prospectively or retroactively and either generally or in a particular instance; or

(8) with unanimous approval of the Board to exclude from the definition of Additional Shares of Common Stock.

(ii) No Adjustment of Conversion Price. Any provision herein to the contrary notwithstanding, no adjustment in the Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section C.5(d)(vi) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Company is less than the Conversion Price in effect immediately prior to such issue.

(iii) Deemed Issue of Additional Shares of Common Stock. In the event the Company at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities and exercise of such Options, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A) no further adjustments in the Conversion Price shall be made upon the subsequent issue of Convertible Securities upon the exercise of such Options or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion and/or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);

(C) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(1) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(2) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company (determined pursuant to Section C.5(d)(vi) hereof) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(D) no readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (a) the Conversion Price on the original adjustment date, or (b) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and

(E) in the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (C) above.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Company, at any time after the Original Issue Date of each series of Preferred Stock, shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section C.5(d)(iii) hereof) without consideration or for a consideration per share less than the Conversion Price for such series of Preferred Stock in effect immediately prior to such issue, then and in such event, the Conversion Price for such series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest tenth of a cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at the Conversion Price for such series in effect immediately prior to such issue, and the denominator of which shall be the number of shares of Common Stock Outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For the purpose of the above calculation, “Common Stock Outstanding” shall mean the number of shares of Common Stock outstanding immediately prior to such issue, calculated on a fully diluted basis as if all Convertible Securities had been fully converted into shares of Common Stock immediately prior to such issue and any outstanding Options (whether or not then vested or exercisable) had been fully exercised immediately prior to such issue (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date, but not including in such calculation any additional shares of Common Stock issuable with respect to Convertible Securities or Options solely as a result of the adjustment of the applicable Conversion Price resulting from the issuance of Additional Shares of Common Stock causing such adjustment.

(v) Multiple Closing Dates. In the event that the Company shall issue, after the Original Issue Date, on more than one date, Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section C.5(d)(iii)) that would result in an adjustment to the Conversion Price pursuant to the terms of Section C.5(d)(iv) hereof, as part of the same transaction or a series of related transactions, then, upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they had all occurred on the date of the first such issuance (and without giving any effect to any interim adjustments from such issuances that were part of the same transaction or series of related transactions).

(vi) Determination of Consideration. For purposes of this Section C.5(d), the consideration received by the Company for the issue (or deemed issue) of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property. Such consideration shall:

(1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends and before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with such issuance;

(2) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board irrespective of any accounting treatment; and

(3) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as reasonably determined in good faith by the Board.

(B) Options and Convertible Securities. The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to Section C.5(d)(iii) hereof, relating to Options and Convertible Securities, shall be determined by dividing:

(1) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options and/or conversion or exchange of such Convertible Securities.

(e) Adjustments to Conversion Price for Stock Dividends and for Combinations or Subdivisions of Common Stock. In the event that the Company at any time or from time to time after the Original Issue Date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock as provided below), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Series A Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Company shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Company shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

(f) Adjustments to Conversion Price for Recapitalizations and Reorganizations. If the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section C.5(e) hereof or a Liquidation Event referred to in Section C.2(c) hereof), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or recapitalization, be adjusted, and other provision shall be made, so that the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders thereof would otherwise have been entitled to receive, such number of shares of stock or other securities, cash or property that would have been subject to receipt by such holders upon conversion of the Preferred Stock immediately before such change. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section C.5(f) with respect to the rights of the holders of the Preferred Stock after such reorganization or recapitalization such that the provisions of this Section C.5(f) (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after such event as nearly equivalent as may be practicable.

(g) Other Distributions. In the event the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in Section C.5(f) hereof, and other than as set forth in Section C.2(c) hereof, then, in each such case for the purpose of this Section C.5(g), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Company into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such distribution.

(h) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section C.5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate executed by the Company’s President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred Stock.

(i) Notices of Record Date. In the event that the Company shall propose at any time (i) to take a record of the holders of its Common Stock for the purpose of declaring any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus, or offering for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (ii) to effect any reorganization or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iii) to effect any Liquidation Event; then, in connection with each such event, the Company shall send to the holders of Preferred Stock:

(A) at least twenty (20) days’ prior written notice of (1) the date on which a record shall be taken for such dividend, distribution or subscription rights referred to in clause (i) above (and specifying the date on which the holders of Common Stock shall be entitled thereto) or (2) the date for determining rights to vote, if any, in respect of the events referred to in clauses (ii) and (iii) above; and

(B) in the case of the events referred to in clauses (ii) and (iii) above, at least twenty (20) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for stock, securities, cash or other property deliverable upon the occurrence of such event).

The notice provisions set forth in this Section C.5(i) may be shortened or waived prospectively or retrospectively by the consent or vote of the holders of a majority of the outstanding shares of Preferred Stock, voting as a single class on an as-converted basis.

(j) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

(k) Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. Any such fractional share so resulting shall be paid in cash based on the then fair market value of a share of Common Stock.

6. Protective Provisions. So long as at least fifty percent of the shares of Preferred Stock originally issued remain outstanding, the Company shall not (by way of amendment, merger, consolidation, reclassification or otherwise), without the vote or written consent by the holders of a majority of the outstanding shares of Preferred Stock, voting as a single class on an as-converted basis:

(a) Consummate a Liquidation Event or commit to a Liquidation Event without conditioning such consent, agreement or commitment upon obtaining the approval required by this Section C.6;

(b) Authorize or issue, or obligate itself to issue, any other equity security (or any security convertible into or exercisable for any such equity security) having a preference over, or being on a parity with, the Preferred Stock with respect to voting rights, dividend rights or liquidation preferences, other than shares of Preferred Stock authorized under this Certificate;

(c) Increase or decrease (other than by conversion) the authorized number of shares of Common Stock or Preferred Stock;

(d) Amend this Certificate or the Company’s Bylaws so as to alter or change adversely the preferences, rights, privileges or powers of, or increase the restrictions upon, the Preferred Stock;

(e) Purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any Common Stock or Preferred Stock of the Company; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock (A) from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the right to repurchase such shares at cost (or at the lesser of cost or the then fair market value) upon the occurrence of certain events, such as the termination of employment or other service;

(f) Declare, pay or set aside a dividend on any Common Stock or Preferred Stock of the Company; or

(g) Increase or decrease the authorized number of directors of the Company.

7. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section C.5 hereof, the shares so converted shall be cancelled and shall not be issuable by the Company. This Certificate shall be appropriately amended to effect the corresponding reduction in the Company’s authorized capital stock.

8. Notices. Any notice required by the provisions of this Section C to be given to the holders of shares of Preferred Stock shall be deemed given if such notice (i) is deposited in the United States first class mail, postage prepaid, and addressed to each holder of record at his or her address appearing on the books of the Company, (ii) is provided by electronic transmission in a manner permitted by Section 232 of the DGCL, or (iii) is provided in another manner then permitted by the DGCL.

9. Waiver. Any of the rights, powers, privileges and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Preferred Stock then outstanding, voting as a single class on an as-converted basis.

D. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Section D.

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of Common Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Board.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Company, or other Liquidation Event, the assets of the Company shall be distributed as provided in Section C.2 hereof.

3. Redemption. The Common Stock is not redeemable at the option of the holders thereof.

4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each such share, shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE V

To the extent sections of state corporations codes setting forth minimum requirements for the Company’s retained earnings and/or net assets are applicable to the Company’s repurchase of shares of Common Stock, such code sections shall not apply, to the greatest extent permitted by applicable law, with respect to repurchases by the Company of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for this Company or any subsidiary pursuant to agreements under which the Company has the right to repurchase such shares at cost upon the occurrence of certain events, such as the termination of service to the Company. Distributions by the Company may be made without regard to the “preferential dividends arrears amount” or any “preferential rights amount,” as such terms may be defined in state corporations codes.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by statute, the Board shall have the power, subject to the provisions of Section C.6 of Article IV, to adopt, amend, repeal or otherwise alter the Bylaws of the Company without any action on the part of the stockholders; provided, however, that the grant of such power to the Board shall not divest the stockholders of nor limit their power, subject to the provisions of Section C.6 of Article IV, to adopt, amend, repeal or otherwise alter the Bylaws.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of the Company shall so provide.

ARTICLE VIII

Subject to the provisions of this Certificate, including Section C.6 of Article IV, the Company reserves the right to adopt, repeal, rescind or amend in any respect any provisions contained in this Certificate in the manner now or hereafter prescribed by applicable law, and all rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE IX

A. To the fullest extent permitted by the DGCL, as it presently exists or as it may hereafter be amended, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to eliminate or limit further, or to authorize corporate action eliminating or limiting further the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

B. To the fullest extent permitted by the DGCL, as it presently exists or as it may hereafter be amended, the Company shall have the power to indemnify (and to advance expenses to) any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Any amendment, repeal or modification of the foregoing provisions of this Article IX, or the adoption of any provision in this Certificate inconsistent with this Article IX, shall be prospective only and shall not adversely affect any right or protection of any director of the Company existing at the time of, or increase the liability of any director of the Company with respect to any acts or omissions of such director occurring prior to, such amendment, repeal, modification or adoption.

ARTICLE X

Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the provisions of this Article X.

ARTICLE XI

The name and mailing address of the incorporator are as follows:

Seetha Balasubramanian

c/o Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, CA 94304-1114

Executed on June 29, 2017.

/s/ Seetha Balasubramanian
Seetha Balasubramanian, Incorporator